                                                                Exhibit 10.18


                                [DUANE READE LETTERHEAD]



ANTHONY J. CUTI
Chairman & Chief Executive Officer

                                                          June 14, 1999



Mr. John Henry
Two Sage Rd.
Toms River, NJ 08753

Dear John,

         Received your executed employment letter and would like to take this opportunity to congratulate you on joining our team.

         With regard to your modification of the Termination provision, I was not clear on what you intended by specifying that it applies to your position of Senior Vice President and Chief Financial Officer. If your concern was that involuntary transfer to another responsibility should be considered termination I do not have a problem with that. Otherwise, if I somehow missed the point, please clarify.

         I would like to arrange a lunch with you, Gary, Jerry and Bill at your earliest convenience before June 25th. Could you arrange this date with Patty?


                                   Sincerely,


                                   /s/ Anthony J. Cuti

                                   Anthony J. Cuti

AJC/pe

                                  JOHN K. HENRY
                                  TWO SAGE ROAD
                              TOMS RIVER, NJ 08753
                            Telephone # 732-255-3788
                            Facsimile # 732-255-3729
                           E-mail: Jhenry@Prodigy.net



Via Facsimile # 212-244-6592

# Of Pages:  1

June 16, 1999

Mr. Anthony J. Cuti
Chairman, President & CEO
Duane Reade


Dear Tony:

You correctly interpreted my concern and I am fine with your response.

I will contact Patty today to set up the meeting you requested. It would be helpful to me if the meeting could be at the beginning or end of a day. Lunch meetings in the city consume almost half the business day considering the travel time.

Thanks,


/s/ John K. Henry

John K. Henry

                                  JOHN K. HENRY
                                  TWO SAGE ROAD
                              TOMS RIVER, NJ 08753
                            Telephone # 732-255-3788
                            Facsimile # 732-255-3729
                           E-mail: Jhenry@Prodigy.net



Via Facsimile # 212-244-6592

# Of Pages: 3

June 12, 1999

Mr. Anthony J. Cuti
Chairman, President & CEO
Duane Reade



Dear Tony:

Attached is the executed employment letter. I have executed this letter with the understanding that the Termination Provision will apply to my position as Senior Vice President and Chief Financial Officer. I recognize that this may not have been your intention. While it's unlikely that this will ever be an issue, this is protection I enjoy in my current employment agreement that I do not want to lose. If this clarification is unacceptable to you or if you would like to discuss further, I will be available at your convenience.

If this is acceptable to you, I would like to start receiving any financial and operational reports, which will enhance my understanding of the company, and the various issues in which I will become involved.

I am fully aware of the confidentiality requirements and would agree to keep any and all information you would provide strictly confidential.

You can send any information to my home address. E-mail or fax # above.



Regards,

/s/ John K. Henry

John K. Henry

                               [DUANE READE LETTERHEAD]


ANTHONY J. CUTI
Chairman & Chief Executive Officer

                                                               June 10, 1999

FACSIMILE-(732-255-3729)

                                                                     REVISED
Mr. John Henry
2 Sage Rd.
Toms River, NJ 08753

Dear John,

         As we discussed in our telephone conversation, I am pleased to offer you the following poaition with Duane Reade:

POSITION:               Senior Vice President and Chief Financial Officer

SALARY:                 $245,000.00 Annual

INCENTIVE:              Management Incentive Plan of 50% of annual salary based
                        on Company EBITDA attainment of $84MM. Copy of MIP plan structure attached.

BENEFITS:               Executive plan--coverage begins on first day of work.

                        Vacation will be four (4) weeks per year. No more than two (2) weeks to be taken consecutively and in conjunction with an executive vacation schedule approved by the Chairman's office so as to avoid excessive multiple absences of key management.

STOCK OPTIONS:          50,000 stock option shares, five year vesting at 20%
                        each year, strike price set on average trading price for five (5) trading days preceding first day of employment.

TRANSPORTATION:         $500.00 per month transportation allowance will be
                        provided by the Company.

START DATE:             You must be available for full time employment on or
                        before August 1,1999.

Mr. John Henry
June 10, 1999
Page 2



TERMINATION:            Should your employment be involuntarily terminated
                        for any reason, except for cause, you will be entitled to a severance equivalent of 12 months salary. Additionally, should your termination be the product of a change in control on a voluntary or involuntary basis, your stock options will immediately vest and the Company will assure that gains on options exercised are equivalent to at least one year salary.

                        A relocation of your principal office work location outside the New York Metropolitan area will be considered a termination without cause. "Cause" shall be defined as a conviction of a crime, knowingly commit a violation of Company policy resulting in material damage to the Company, or refusal to perform any of the responsibilities of the position. (See attached Letter of Understanding).

REPORTS TO:             Anthony Cuti--Chairman/President/Chief Executive
                        Officer.



         I would ask that you make every effort to start earlier than August 1, 1999. It is also expected that you spend some time at Duane Reade each week from the date of your departure announcement of your current employer so that you will start on a more informed basis.

         This offer of employment is effective for 72 hours from facsimile transmission.

         Since public relations on your announcement is important, this offer is confidential and all public releases of this information must be controlled by Duane Reade.

         Lastly, let me take this opportunity to state that I believe your capabilities are well matched with our needs and accordingly, you should find this position a rewarding experience professionally.

         I look forward to your positive acceptance which you should indicate with your signature below and return of this offer letter to our offices via facsimile (212-244-6592).


                                    Sincerely,

                                    /s/ Anthony J. Cuti

                                    Anthony J. Cuti

ACCEPTED THIS 12TH DAY OF JUNE 1999


/s/ John Henry
----------------------------------------
John Henry

AJC/pe